SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|   Preliminary Proxy Statement
|_|   Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2)
|X|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                                    ST. JOE
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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|X|   No Fee Required

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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|_|   Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.

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

                                                                  [LOGO] ST. JOE

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             TO BE HELD MAY 21, 2002

      The 2002 Annual Meeting of Shareholders of The St. Joe Company will be held at the Radisson Riverwalk Hotel, 1515 Prudential Drive, Jacksonville, Florida on Tuesday, May 21, 2002, at 10:00 a.m. Eastern Daylight Savings Time.

      Shareholders will vote on the following matters:

      1.    Election of nine members to the Board of Directors;

      2. Management's proposal to adopt the 2001 Stock Incentive Plan, which is described in the accompanying Proxy Statement;

      3. Ratification of the appointment of KPMG LLP as the Company's independent accountants for the 2002 fiscal year; and

      4.    Any other matters properly brought before the meeting.

      Shareholders of record as of the close of business on April 5, 2002 are entitled to vote at the meeting or any continuance of the meeting.

      We hope you will attend the meeting in person. We urge you to designate the proxies named on the enclosed card to vote your shares whether or not you attend the meeting. This will ensure your shares will be represented at the meeting. The Proxy Statement describes proxy voting. Please read it carefully.

      The Annual Report containing financial data and a summary of operations for 2001 is enclosed.

      We look forward to your participation.

                                        By Order of the Board of Directors.


                                        /s/ ROBERT M. RHODES
                                        Robert M. Rhodes

Dated: April 26, 2002

                               THE ST. JOE COMPANY
                        1650 PRUDENTIAL DRIVE, SUITE 400
                          JACKSONVILLE, FLORIDA 32207

                                 ---------------

                                 PROXY STATEMENT

                                 ---------------

      This Proxy Statement contains information about the Annual Meeting of Shareholders of The St. Joe Company (the "Meeting").

      The Meeting will be held on Tuesday, May 21, 2002, beginning at 10:00 a.m., at the Radisson Riverwalk Hotel, 1515 Prudential Drive, Jacksonville, Florida.

      "We", "Our", "St. Joe" and the "Company" each refers to The St. Joe
Company.

      This Proxy Statement is first being sent to our Shareholders on or about April 29, 2002.

                        GENERAL INFORMATION ABOUT VOTING

      WHO CAN VOTE? You are entitled to vote your stock if our records show that you held your shares as of April 5, 2002. At the close of business on April 5, 2002, 80,372,968 shares of Common Stock of the Company (the "Common Stock") were outstanding and entitled to vote. Each share of Common Stock has one vote. The enclosed Proxy Card shows the number of shares you are entitled to vote. Your individual vote is confidential and will not be disclosed to third parties except as required by law.

      MATTERS TO BE CONSIDERED. You will be asked to consider three proposals at the Meeting. Proposal 1 asks you to elect a Board of Directors, comprised of nine members, to serve until the next Annual Meeting; Proposal 2 asks you to approve the adoption of the 2001 Stock Incentive Plan; and Proposal 3 asks you to ratify the appointment of our independent auditors for the 2002 fiscal year.

      VOTING BY PROXIES. If your Common Stock is held by a broker, bank or other nominee, you will receive instructions from them which you must follow in order to have your shares voted. If you hold your shares in your own name as a holder of record, you may instruct the proxies how to vote your Common Stock, by signing, dating and mailing the Proxy Card in the postage-paid envelope which we have provided to you. The proxies will vote your shares in accordance with your instructions. If you sign and return a Proxy Card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors. We are not aware of any other matters to be presented at the meeting except for those described in this Proxy Statement. If any other matters not described in this Proxy Statement are properly presented at the Meeting, the proxies will use their own judgment to determine how to vote your shares. If the Meeting is continued, your Common Stock may be voted by the proxies at the continued Meeting as well, unless you revoke your proxy instructions.

      HOW YOU MAY REVOKE YOUR PROXY INSTRUCTIONS. You can revoke your proxy instructions if you advise the Secretary in writing before your Common Stock is voted by the proxies at the Meeting, if you deliver later proxy instructions, or if you attend the Meeting and vote your shares in person.

      QUORUM; HOW VOTES ARE COUNTED. The Meeting will be held if a majority of the outstanding shares of Common Stock is represented at the Meeting. If you have returned a valid Proxy Card or attend the Meeting in person, your Common Stock will be counted for the purpose of determining if there is a quorum, even if you wish to abstain from voting on some or all matters introduced at the Meeting. If you hold your Common Stock through a broker, bank or other nominee, the nominee may only vote the Common Stock which it holds for you in accordance with your instructions. However, if the nominee does not receive your instructions at least ten days before the Meeting, the nominee may vote only on matters which the New York Stock Exchange determines to be routine. Proposals 1 and 3 are normally considered to be routine by the New York Stock Exchange. If a nominee cannot vote on a particular matter because it is not routine, there is a "Broker Non-Vote" on that matter. We do not count abstentions and Broker Non-Votes as votes for or against any proposal, however, Broker Non-Votes count for quorum purposes.

      COST OF THIS PROXY SOLICITATION. We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, we expect a number of our employees to solicit proxies personally and by telephone. None of these employees will receive any additional or special compensation for doing this. We will, upon request, reimburse brokers, banks and other nominees for their reasonable expenses in sending proxy material to their principals and obtaining their Proxy Cards.

      HOUSEHOLDING. If a shareholder and other residents at his or her mailing address own shares of the Company's Common Stock in "street" name, the shareholder's broker or bank may have given notice that each household will receive only one annual report and one proxy statement for each company in which stock is held through that broker or bank. This practice is known as "householding". Unless the Shareholder responded to that notice that he or she did not wish to participate in householding, he or she would be deemed to have consented to participating, and only one copy of each company's annual report and proxy statement would be sent to that address (however, each shareholder would continue to receive a separate proxy card).

      Any shareholder who wishes to receive his or her own set of the Company's future annual reports and proxy statements, or who shares an address with another shareholder of the Company and together would like to receive only one set of annual disclosure documents, should contact The St. Joe Company, 1650 Prudential Drive, Suite 400, Jacksonville, Florida 32207, being sure to supply the names of all shareholders at the same address, the name of the bank or brokerage firm, and the account number(s). The revocation of a consent to householding should be effective 30 days after the notice is received.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

      A Board of Directors comprised of nine members is to be elected at this Meeting. Each Director elected shall hold office until the next Annual Meeting and the election of a successor.

      VOTE REQUIRED. Directors must be elected by a plurality of the votes cast at the Meeting. The nominees receiving the greatest number of votes will be elected. Votes withheld for any Director will not be counted.

      GENERAL INFORMATION ABOUT THE NOMINEES. All of the nominees have served as Directors since last year's Meeting. John J. Quindlen, a Director since 1995, advised the Board he is retiring and will not stand for election at this year's Annual Meeting. Information about the nine nominees for Director is set forth on the following pages. The age indicated in each nominee's biography is as of April 5, 2002. We know of no reason why any nominee for Director would be unable to serve as a Director. If any nominee should for any reason be unable to serve, the proxies will vote your Common Stock to approve the election of any substitute nominee proposed by the Board of Directors. Alternatively, the Board may choose to reduce the number of Directors to eliminate the vacancy.

                         INFORMATION ABOUT THE NOMINEES

MICHAEL L. AINSLIE
Director since 1998       Age 58      Mr. Ainslie, a private investor, is the
                                      former President, Chief Executive Officer and a Director of Sotheby's Holdings. He was Chief Executive Officer of Sotheby's from 1984 to 1994. From 1980 to 1984 Mr.
                                      Ainslie was President of the National
                                      Trust for Historic Preservation. From 1975 to 1980 he was Chief Operating Officer of N-Ren Corp., a Cincinnati-based chemical manufacturer. From 1971 to 1975, he was President of Palmas Del Mar, a real estate development company. Mr. Ainslie began his career as an associate with McKinsey &
                                      Company. He is a Trustee of Vanderbilt
                                      University, serves as a Chairman of the
                                      Posse Foundation and also serves on the
                                      Boards of Lehman Brothers Holdings, Inc.
                                      and Artesia Technologies, a broadband
                                      software provider.

HUGH M. DURDEN
Director since 2000       Age 58      Hugh M. Durden retired on December 31,
                                      2000 as an Executive Vice President of
                                      Wachovia Corporation and President of
                                      Wachovia Corporate Services Inc. Mr.
                                      Durden joined Wachovia in 1972. Mr. Durden is Trustee of the Woodruff Arts Center,
                                      Chairman of the Latin American Association
                                      Capital Campaign, a board member of the
                                      Margaret Mitchell House and Museum,
                                      Chairman of the Georgia Chapter of the
                                      Newcomen Society, a Trustee of the Alfred
                                      I. duPont Testamentary Trust (the "Trust") and a Director of The Nemours Foundation
                                      (the "Foundation").

JOHN S. LORD
Director since 2000       Age 55      Mr. Lord is a private investor and
                                      business consultant. He retired as
                                      President of Bank of America -- Central
                                      Florida in 2000. Mr. Lord held various
                                      positions with Bank of America and its
                                      predecessor banks for over 15 years. Mr.
                                      Lord served as the corporate Trustee of
                                      the Trust from 1994 to 1997 and was
                                      appointed as an individual Trustee of the Trust and a Director of the Foundation in 2000, positions he continues to hold.

HERBERT H. PEYTON
Director since 2000       Age 70      Mr. Peyton is the founder of Gate
                                      Petroleum Company and has served as its
                                      President since 1960. He is a member of
                                      the First Union National Bank Advisory
                                      Board. Mr. Peyton is a Trustee of the
                                      Trust, a Director of the Foundation, and a Director of Florida East Coast Industries,
                                      Inc. ("FLA").

WALTER L. REVELL
Director since 1994       Age 66      Mr. Revell has been Chairman of the Board
                                      and CEO of H. J. Ross Associates, Inc., a consulting engineering, planning, and environmental firm in Coral Gables,
                                      Florida, since 1991, and has also been
                                      Chairman of the Board and CEO of Revell
                                      Investments International, Inc. since
                                      1984. Mr. Revell was President, CEO and a
                                      Director of Post, Buckley, Schuh,
                                      Jernigan, Inc. until 1983 after serving as Secretary of Transportation for the State of Florida from 1972 to 1975. He is also a Director of CSR America, Inc. and other closely-held companies, and is Chairman of the Greater Miami Foreign Trade Zone, Inc.

PETER S. RUMMELL
Director since 1997       Age 56      Mr. Rummell was appointed Chairman and CEO
                                      of the Company in January 1997. From 1985 until 1996, Mr. Rummell was employed by The Walt Disney Company and served as
                                      Chairman of Walt Disney Imagineering, the division responsible for Disney's worldwide creative design, real estate and research and development activities. Mr.
                                      Rummell was President of Disney
                                      Development Company, the community
                                      development arm of Walt Disney, from 1992 to 1994 and President of the Arvida Resort
                                      Communities Division during 1985. From
                                      1983 until 1985, Mr. Rummell was Vice
                                      Chairman of the Rockefeller Center
                                      Management Corporation in New York City.
                                      Mr. Rummell was general manager and then
                                      President of Sawgrass, near Jacksonville,
                                      Florida, from 1977 until 1983. Mr. Rummell also held management positions for the Sea
                                      Pines Company in Hilton Head, South
                                      Carolina, and the Amelia Island Plantation and spent two years as general manager of real estate at the Ocean Reef Club in Key
                                      Largo, Florida.

FRANK S. SHAW, JR.
Director since 1995        Age 70     Mr. Shaw is Chairman and CEO of Shaw
                                      Securities, Inc., a financial services
                                      company, and of Cherry Bluff, Inc., a
                                      northern Florida development firm based in Tallahassee, Florida. Mr. Shaw also serves on the Board of Directors of First South
                                      Bank, Regional Financial Company, The
                                      Southern Scholarship Foundation, Maclay
                                      School Foundation, Leon County Library
                                      Foundation and the James Madison
                                      Institute.

WINFRED L. THORNTON
Director since 1968        Age 73     Mr. Thornton was Chairman of the Board and
                                      CEO of the Company from June 1991 to
                                      January 1997, and was President and Chief
                                      Operating Officer from 1984 to 1991. Mr.
                                      Thornton is a Trustee of the Trust, a
                                      Director of the Foundation, and a Director of FLA.

JOHN D. UIBLE
Director since 1994        Age 65     Mr. Uible was Chairman of the Board and
                                      CEO of Florida National Bank from 1982 to
                                      1990, when it was acquired by First Union
                                      Corporation. He served as a Director of
                                      First Union Corporation until 1998. Since
                                      1990, Mr. Uible has been a private
                                      investor in financial markets, as well as smaller closely-held companies and partnerships. He was Chairman of the Board and CEO of Jacksonville National Bank of
                                      Florida, Inc. from 1976 to 1982 and was
                                      employed by the Charter Company from 1958 to 1976.

      The Board recommends the Shareholders vote FOR management's nominees.

                          THE BOARD AND ITS COMMITTEES

      THE BOARD. The Company is governed by a Board of Directors. The Board met four times in 2001. Each member of the Board of Directors attended at least 75% of the Meetings of the Board and Committees on which he served in 2001.

      COMMITTEES OF THE BOARD. The Board has three standing Committees. In addition, the entire Board considers nominees for election to the Board, including any written recommendation by a shareholder made in accordance with the Company's By-laws. See "Shareholder Proposals" below.

      AUDIT COMMITTEE. The members of the Audit Committee are Walter L. Revell, Chairman, Frank S. Shaw, Jr. and Winfred L. Thornton. The Audit Committee met four times in 2001. The functions of the Audit Committee are to recommend independent accountants to audit the Company's financial statements; review with the independent accountants any reports or recommendations developed in connection with the auditing engagement; review any reports or recommendations with regard to the Company's internal control and regulatory compliance procedures and practices; review any proposed changes in accounting policies being considered by the Company; review fees charged by the independent accountants for audit and non-audit services; require the independent accountants to prepare and deliver annually a statement as to independence; consider whether the provision of non-audit services by the independent accountants is compatible with maintaining the independence of the independent accountants; consider any reports and recommendations submitted to the Committee by the independent accountants required by or referred to in SAS 61; and recommend to the Board whether the audited financial statements are to be included in the Company's Annual Report on Form 10-K.

      COMPENSATION COMMITTEE. The members of the Compensation Committee are John
J. Quindlen, Chairman, John S. Lord, Herbert H. Peyton and John D. Uible. The Compensation Committee met 13 times in 2001. The functions of the Compensation Committee are to recommend, subject to full Board approval, compensation and benefits for the Chairman and Chief Executive Officer, the President, Chief Operating Officer, and Executive Vice Presidents and Senior Vice Presidents of the Company; approve annual bonus and merit plans for officers and employees of the Company; and supervise the administration of all current employee benefit plans, stock incentive plans and such other plans as may be created from time to time.

      FINANCE COMMITTEE. The members of the Finance Committee are Michael L. Ainslie, Chairman, Hugh M. Durden, Herbert H. Peyton and John J. Quindlen. The Finance Committee met four times in 2001. The functions of the

Finance Committee are to supervise the Company's investment policies; make recommendations as to corporate dividends; review the Company's business plan; review proposals to acquire and sell significant assets; review and approve acquisitions and investments pursuant to the Company's Capital Approval Policy; and make recommendations regarding the issuance or purchase of the Company's securities.

                             DIRECTORS COMPENSATION

      Each non-employee Director receives an annual retainer of $25,000, a Board or Committee meeting fee of $1,250, and a telephone meeting fee of $500. Additionally, Directors are reimbursed for transportation and other reasonable expenses incident to attendance at Board and Committee Meetings.

      The Company has a Deferred Compensation Plan for non-employee Directors. Each year a participating Director may elect to defer all or part of his fees in cash or stock unit accounts. The accounts are payable in cash or stock at the Director's election upon retirement from the Board. Mr. Quindlen and Mr. Uible are currently participating in the Plan.

      Each year, each non-employee Director is granted an option under the Company's Stock Incentive Plans, to purchase 4,000 shares of the Company's Common Stock on the date of the Company's Annual Meeting. Messrs. Ainslie, Durden, Lord, Peyton, Revell, Shaw, Thornton and Uible received grants under the Stock Incentive Plans in 2001. Each option grant vests in equal installments over 3 years, has a 10 year term, and permits the holder to purchase shares at their fair market value on the date of the grant. The exercise price of options granted in 2001 was $25.00.

                             EXECUTIVE COMPENSATION

                          EXECUTIVE COMPENSATION TABLES

      The following table sets forth the annual compensation of our Chief Executive Officer and our four other most highly compensated executive officers (the "Executive Officers") for the past three years.

                           SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM COMPENSATION AWARDS
                                                ANNUAL            --------------------------------------
(A)                                          COMPENSATION             (E)          (F)
NAME AND                                 ---------------------    RESTRICTED   SECURITIES          (G)
COMPENSATION(2)               (B)          (C)         (D)          STOCK      UNDERLYING       ALL OTHER
PRINCIPAL POSITION            YEAR       SALARY $     BONUS $     AWARD(1)($)   OPTIONS (#)         $
------------------            ----       --------    ---------    -----------   -----------      -------
Peter S. Rummell ........     2001       715,800     1,140,000             0             0        34,198
  Chairman of the Board and   2000       685,000     1,400,000             0             0        24,450
  Chief Executive Officer     1999       660,000       775,000             0             0        21,435

Kevin M. Twomey .........     2001       496,400       712,000             0       180,000        37,459
  President and Chief         2000       475,000       875,000             0       145,800        47,581
  Financial Officer           1999       450,000       398,590     2,250,000       727,779       384,295

Robert M. Rhodes ........     2001       376,200       420,000             0       115,000        30,286
  Executive Vice President    2000       360,000       616,000             0        72,925       120,131
  and General Counsel         1999       330,000       294,500             0             0        69,560

Michael N. Regan ........     2001       230,400       160,000             0             0        22,177
  Senior Vice President       2000       220,500       225,000             0        21,878        20,332
  Planning and Finance        1999       212,000       140,000             0             0        17,924

Jerry M. Ray ............     2001       228,900       166,000             0             0        22,155
  Senior Vice President,      2000       219,000       200,000             0             0        19,695
  Corporate Communications    1999       210,000       124,000             0        36,279        26,444

----------

(1) The amount disclosed in this column reflects the dollar value of the Executive Officer's restricted stock on the date of grant. As of December 31, 2001, Mr. Rummell held 58,823 shares of restricted stock with a market value of $1,632,338 and Mr. Twomey held 87,416 shares of restricted stock with a market value of $2,425,794.

      Dividends on all shares of restricted stock are paid at the same rate as on all other shares of Common Stock.

      The recipients are responsible for the payment of all withholding taxes resulting from awards of restricted stock. The recipients may satisfy this liability by surrendering an appropriate number of shares to the Company. To date, Mr. Rummell has surrendered 82,603 shares of his stock and Mr. Twomey has surrendered 43,709 shares of his stock to the Company to satisfy this liability for a portion of their restricted stock.

(2) The amounts disclosed in this column include Company contributions under the 401(k) Plan and the DCAP (for a description of the "DCAP" see "Retirement Benefits" below), relocation allowances and benefits and automobile allowances paid to or on behalf of the individual Executive Officer in the amounts and in the years indicated:

                                    401(k)         DCAP                      AUTOMOBILE
NAME                      YEAR   (MATCH ONLY)  (MATCH ONLY)     RELOCATION   ALLOWANCE
----                      ----   ------------  ------------     ----------   ----------
Peter S. Rummell .......  2001       5,100        29,098               0           0
                          2000       5,100        19,350               0           0
                          1999       3,000        13,492           4,943           0

Kevin M. Twomey ........  2001       5,100        17,959               0      14,400
                          2000       5,100        10,552          19,929      12,000
                          1999           0         3,405         370,390      10,500

Robert M. Rhodes .......  2001       5,100        10,786               0      14,400
                          2000       5,100         7,267          95,763      12,000
                          1999       3,000         5,763          48,797      12,000

Michael N. Regan .......  2001       5,100         3,877               0      13,200
                          2000       5,100         3,232               0      12,000
                          1999       3,000         2,274               0      12,650

Jerry M. Ray ...........  2001       5,100         3,855               0      13,200
                          2000       5,100         2,594               0      12,000
                          1999           0         1,947          12,497      12,000

                                  STOCK OPTIONS

      The following table contains information about stock options granted in 2001, including the potential value realizable for each grant assuming the market value of the Common Stock appreciated from the date of grant to the expiration of the option at annualized rates of 5% and 10%, compounded annually over the term of the option. The assumed appreciation rates have been specified by the Securities and Exchange Commission (the "SEC") for illustrative purposes only and are not intended to predict future stock prices, which will depend upon various factors, including market conditions and future performance. There is no assurance that the values actually realized upon the exercise of these options will be at or near the values shown in the table.

                              OPTION GRANTS IN 2001

                                                PERCENT OF                                POTENTIAL REALIZABLE
                                                  TOTAL                                     VALUE AT ASSUMED
                                  NUMBER OF      OPTIONS                                    ANNUAL RATES OF
                                  SECURITIES    GRANTED TO                              APPRECIATION FOR OPTION
                                  UNDERLYING    EMPLOYEES    EXERCISE OR                    TERM STOCK PRICE
                                   OPTIONS      IN FISCAL    BASE PRICE   EXPIRATION    ------------------------
NAME                               GRANTED       YEAR (%)      ($/SH)        DATE          5% ($)       10% ($)
----                              ---------     ----------   -----------  ----------    ----------     ---------
Peter S. Rummell ..........            --          --            --               --            --            --
  Chairman of the Board
  and Chief Executive Officer

Kevin M. Twomey ...........       180,000(1)     25.4%          28.29      8/21/2011     3,108,839     8,115,655
  President and Chief
  Financial Officer

Robert M. Rhodes ..........       115,000(1)     16.2%          28.29      8/21/2011     1,986,203     5,185,002
  Executive V. P. and
  General Counsel

Michael N. Regan ..........            --          --           --                --            --            --
  Senior V. P. Finance
  and Planning

Jerry M. Ray ..............        20,000         2.8%          23.42      2/19/2011       294,574       746,509
  Senior V. P. Corporate
  Communications

----------
(1) These grants are subject to shareholder approval of the 2001 Stock Incentive Plan.

      The following table contains information concerning stock options exercised in 2001 including "value realized" upon exercise (the difference between the total purchase price of the options exercised and the market value, on the date of exercise, of the shares acquired). The table also contains information about the value of unexercised "in-the-money" options held as of December 31, 2001 (the difference between the aggregate purchase price of all options held and the market value of the shares covered by the options as of December 31, 2001, which was $27.75 per share).

                 AGGREGATED STOCK OPTIONS/EXERCISES IN 2001 AND
                       OPTIONS/VALUES AS OF YEAR END 2001

                                                     NUMBER OF SECURITIES
                                                     UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                          OPTIONS AS OF          IN-THE-MONEY OPTIONS AS OF
                        SHARES        VALUE             DECEMBER 31, 2001          DECEMBER 31, 2001 ($)
                     ACQUIRED ON     REALIZED     ----------------------------  ---------------------------
NAME                 EXERCISE (#)      ($)        EXERCISABLE    UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
----                 ------------   ----------    -----------    -------------  -----------   -------------
Peter S. Rummell ...  1,350,000     17,302,682      2,288,552      1,178,784     33,435,745     17,222,034

Kevin M. Twomey ....    200,000      1,880,040        120,281        553,348      1,444,196      6,665,864

Robert M. Rhodes ...    210,000      1,773,202          1,161        107,484         12,891      1,233,002

Michael N. Regan ...     69,275        561,429             75         39,214            628        405,219

Jerry M. Ray .......         --             --         66,910         54,868        442,945        364,591

      EXECUTIVE STOCK INVESTMENT PROGRAM. The Company maintains an executive stock investment program (the "Program"). The Program is designed to provide investment opportunity in the Company to certain executives. The Program provides simple interest loans, with interest due annually, to the executives for use in purchasing Common Stock of the Company on the open market. The loans provide for full recourse, and interest rates are set at a published safe harbor rate. Loans must be repaid in full within 3 years of the date of the loan, with the option of full or partial prepayment at any time. Loans are due in full upon the sale of the shares purchased with the loan, or upon termination of the executive's employment with the Company. The Program is administered by the Compensation Committee, and any shares purchased under the Program may not be sold without the approval of the Compensation Committee until the earlier of:
(a) 3 years from the date of purchase or (b) the termination of the executive's employment. The executives have full rights of ownership of any shares purchased under the Program with respect to voting and dividends. The maximum loan exposure of the Company under the Program is $400,000. The Company pays any Florida state intangible taxes which become due as a result of any loans made under the Program.

                               RETIREMENT BENEFITS

      The Company maintains a cash balance pension plan (the "Pension Plan"), a Deferred Compensation Plan (the "401(k) Plan") and an Employee Stock Purchase Plan ("JOEshare"), covering substantially all employees of the Company and its participating subsidiaries. Such plans do not discriminate in favor of Directors or executive officers in the nature or level of benefits provided to participants. In addition, the Company maintains a Supplemental Executive Retirement Plan ("SERP") and a Deferred Capital Accumulation Plan ("DCAP"). Effective January 1, 2001, the Plan Administrator was given discretion to amend all Company Plans, so long as the aggregate cost of each amendment to the Company does not exceed $1 million.

      PENSION PLAN. The Company maintains a cash balance pension plan (the "Pension Plan") which covers all employees of the Company and its participating subsidiaries who have attained age 21 and completed one year of service during which they have completed at least 1,000 hours of service. The Pension Plan provides retirement benefits and a source of funds used to provide retiree health benefits. The Pension Plan is funded by annual employer contributions. These contributions are based upon the age and compensation of the participant. The employer contributions do not discriminate in favor of executive officers. The benefits are not reduced for social security or other benefits received by the participant. At the end of each calendar year, an employee's cash balance account is credited with an amount equal to a percentage of base salary, commissions, and bonus (except sign-on bonus) earned that year ("Eligible Compensation").

      In August 2001, the Pension Plan was amended effective January 1, 2001, to permit a special credit to the Pension Plan representing vested SERP benefits. The amount credited to the Executive Officers' accounts were: Peter S. Rummell, $97,315; Kevin M. Twomey, $24,617; Robert M. Rhodes, $116,032; Michael N. Regan, $18,341; and Jerry M. Ray, $13,521.

      SERP. The SERP is designed to provide to certain qualified executives benefits which may be lost due to limitations placed on qualified pension plans by the Internal Revenue Service. In addition, the SERP provides a higher benefit than the Pension Plan for certain executives.

      For the Executive Officers, the annual amounts credited for the Pension Plan and SERP depend on age at the beginning of a calendar year:

                                                        AMOUNT CREDITED FOR SERP
                                                            AS A PERCENTAGE
AGE                                                     OF ELIGIBLE COMPENSATION
---                                                     ------------------------
Under 25 ..............................................           8.00%
25 - 34 ...............................................           9.00
35 - 44 ...............................................          10.00
45 - 54 ...............................................          14.00
55 and over ...........................................          18.25

      An employee's cash balance under the Pension Plan and SERP account is also credited with interest at the end of each calendar year. Interest is based upon the 30-year US Treasury Bond rate.

      If an employee leaves the Company for any reason with 5 or more years of service, the employee is entitled to his or her full cash balance account from the Pension Plan. The SERP balance vests in accordance with the following rules:

      1. Effective January 1, 2000, the SERP balance vests at the rate of 10% per year of service;

      2. If the participant joined the SERP prior to 2000, the participant's SERP balance becomes vested in accordance with the schedule described above, or in accordance with the prior vesting schedule (0% before age 55 and 100% vesting upon the attainment of age 55), whichever schedule produces earlier vesting; and

      3.    SERP benefits become 100% vested at age 62.

      All of the Executive Officers joined the SERP prior to 2000. In addition, in 2001 a transfer was made from the Pension Plan to pay a portion of retiree medical benefits. As a result, as required by law, all participants were 100% vested in their cash balance accounts.

      The following table shows the balances that would be payable under the Pension Plan and SERP at age 65 for various earnings and years of service. Total earnings are assumed to remain constant, years of service are assumed to occur immediately prior to age 65, and interest credited on the account balance is assumed to be 6% per year.

                             AGE 65 ACCOUNT BALANCES

                                                       YEARS OF SERVICE
                            ---------------------------------------------------------------------------
ELIGIBLE COMPENSATION            5                10             15              20              25
---------------------       -----------     -----------     -----------     -----------     -----------
$   300,000 .............   $   308,631     $   721,649     $ 1,145,647     $ 1,713,051     $ 2,255,416
$   400,000 .............       411,508         962,198       1,527,531       2,284,070       3,007,226
$   500,000 .............       514,385       1,202,748       1,909,409       2,855,080       3,759,033
$   600,000 .............       617,261       1,443,297       2,291,291       3,426,099       4,510,835
$   700,000 .............       720,138       1,683,846       2,673,175       3,997,117       5,262,640
$   800,000 .............       823,016       1,924,397       3,055,054       4,568,131       6,014,450
$   900,000 .............       925,892       2,164,946       3,436,937       5,139,148       6,766,247
$ 1,000,000 .............     1,028,769       2,405,495       3,818,820       5,710,169       7,518,064
$ 1,100,000 .............     1,131,646       2,646,045       4,200,701       6,281,185       8,269,866
$ 1,200,000 .............     1,234,522       2,886,593       4,582,584       6,852,202       9,021,667
$ 1,300,000 .............     1,337,401       3,127,145       4,964,465       7,423,216       9,773,476
$ 1,400,000 .............     1,440,278       3,367,695       5,346,350       7,884,238      10,525,288
$ 1,500,000 .............     1,543,155       3,608,244       5,728,228       8,565,249      11,277,091
$ 1,600,000 .............     1,646,031       3,848,793       6,110,112       9,136,267      12,028,893
$ 1,700,000 .............     1,748,909       4,089,343       6,491,866       9,707,286      12,780,897
$ 1,800,000 .............     1,851,766       4,329,893       6,873,874      10,278,301      14,532,510
$ 1,900,000 .............     1,954,662       4,570,442       7,255,758      10,849,319      14,284,307
$ 2,000,000 .............     2,057,539       4,610,990       7,637,640      11,420,328      16,038,117

      401(k) PLAN. The Company maintains a 401(k) Plan which covers all employees of the Company and its participating subsidiaries who have completed 90 days of employment and elect to have their salary reduced and have that money contributed into the 401(k) Plan and invested in investment options as directed by the participant. The eight investment options available are seven mutual funds and Common Stock of the Company. The Company matches the employee contribution or the basis of $0.50 for every $1.00, up to 6% of a participant's Eligible Compensation, but excludes DCAP contributions. The 401(k) Plan allows a participant to borrow his or her Plan account. Accounts are paid out in a lump sum or quarterly cash installments in the case of death, termination, disability, retirement or after attainment of age 59 1/2. In 2001 the Company contributed the amounts set forth in footnote 2 in the Summary Compensation Table on behalf of the Executive Officers.

      DCAP. The DCAP is designed to provide certain qualified executives with benefits which may be lost due to limitations placed on 401(k) plans by the Internal Revenue Service and to provide additional monies at their election. Pursuant to the DCAP, a qualified individual may elect to defer between 1% and 50% -- in whole percentages -- of his or her compensation, which generally includes base salary, commissions, and certain deferrals, but which excludes bonuses. In addition, a qualified individual may elect to defer between 1% and 75% of his or her bonus (except a sign-on bonus) payable in the plan year. Commencing January 1, 2001, a qualified individual's deferrals began with the first pay period of the year. Prior to January 1, 2001, a qualified individual's deferrals did not begin until such individual's Eligible Compensation exceeded the IRS annual compensation limit under the 401(k) Plan, ($170,000 for 2000). For every dollar the individual elects to defer, the Company will contribute $0.25 up to 6% of the individual's total Eligible Compensation in excess of the IRS annual compensation limit.

      EMPLOYEE STOCK PURCHASE PLAN. The Company maintains an employee stock purchase plan, also known as "JOEshare." JOEshare covers all employees of the Company and its participating subsidiaries, except employees: (i) who work less than 20 hours per week; (ii) who have been employed for less than 90 days; or
(iii) who work less than 5 months in any calendar year. The purpose of JOEshare is to give each eligible employee of the Company and the participating subsidiaries the opportunity to acquire an ownership interest in the Company. Through JOEshare, employees may purchase shares of Common Stock for 85% of its fair market value at the time of the purchase. JOEshare is completely voluntary. JOEshare allows eligible employees to purchase Common Stock through post-tax payroll deductions which accumulate each pay period during the month. After the end of the month, the amounts that have been withheld are used to purchase whole and fractional shares of Common Stock for each eligible employee's account. Commencing January 1, 2001, (i) participants may not purchase in any calendar year shares of Common Stock with a fair market value in excess of $25,000; and (ii) shares of Common Stock cannot be transferred or pledged for six months after purchase, except with the Compensation Committee's written approval or upon death, termination or retirement.

                               EXECUTIVE OFFICERS

      PETER S. RUMMELL was appointed Chairman and Chief Executive Officer of the Company in January 1997. From 1985 until 1996, Mr. Rummell was employed by The Walt Disney Company, most recently as Chairman of Walt Disney Imagineering, the division responsible for Disney's worldwide creative design, real estate and research and development activities. Mr. Rummell also served as President of Disney Development Company, the community development arm of Walt Disney, from 1992 to 1994 and as President of the Arvida Resort Communities Division during 1985. From 1983 until 1985, Mr. Rummell was Vice Chairman of the Rockefeller Center Management Corporation in New York City. Mr. Rummell was general manager and then President of Sawgrass, near Jacksonville, Florida, from 1977 until 1983. Mr. Rummell also held management positions for the Sea Pines Company in Hilton Head, South Carolina, and the Amelia Island Plantation and spent two years as an employee of the Ocean Reef Club in Key Largo, Florida.

      KEVIN M. TWOMEY was appointed President and Chief Financial Officer of the Company in January 1999 and was appointed Chief Operating Officer in February, 2000. Mr. Twomey was Vice Chairman and Chief Financial Officer of H.F. Ahmanson & Company and its principal subsidiary, Home Savings of America. Prior to joining Ahmanson in 1993, Mr. Twomey was Chief Financial Officer at First Gibralter Bank of Dallas, a company held by MacAndrews and Forbes Holdings of New York. Mr. Twomey also held management positions with MCORP and Bank of America.

      ROBERT M. RHODES was appointed Senior Vice President and General Counsel in February 1997 and was named Executive Vice President and General Counsel in February 1999. From 1988 until he joined the Company, Mr. Rhodes was a partner in the law firm of Steel Hector and Davis L.L.P., specializing in real estate and land development. From 1985 to 1988 Mr. Rhodes served as Senior Vice President and General Counsel of Arvida/Disney Corporation and Disney Development Company. Mr. Rhodes also served in Florida state government as counsel to the Speaker of the Florida House of Representatives and as Chief of the Bureau of Land and Water Management, which administers the state's growth management programs.

      MICHAEL N. REGAN joined the Company in July 1997 and was appointed Senior Vice President, Finance and Planning in February 1999. Prior to joining the Company, Mr. Regan was a Vice President and Controller for Harrah's Entertainment, Inc. Mr. Regan joined Harrah's as a Senior Financial Analyst in Strategic Planning in 1980 and held several management positions in finance.

      JERRY M. RAY joined the Company in November 1997 and was appointed Senior Vice President, Corporate Communications in February 1999. Prior to joining the Company he was Senior Vice President for Powell Tate, a Washington, DC communications firm. He was Vice President and Director of Media for Burson Marsteller in Washington. From 1981 to 1988 he was Press Secretary for U.S. Senator Howell Heflin and served in several communications positions for committees of the United States Senate.

                             EMPLOYMENT ARRANGEMENTS

      In January 1997, the Company entered into an Employment Agreement (the "Rummell Agreement") with Peter S. Rummell, its Chairman of the Board and Chief Executive Officer. The Rummell Agreement was amended and restated effective March 3, 1998. The Rummell Agreement had a five-year term, which expired in January 2002. In August 2001, Mr. Rummell entered into an amended and restated Severance Agreement (see "Severance Agreements" below).

      The Company has also entered into Employment Agreements (the "Executive Agreements") with each of the other named Executive Officers. The Executive Agreements provide that each of the Executive Officers is an "at will" employee. The Executive Agreements further provide that each Executive Officer shall receive (i) a base salary plus car allowance and (ii) a performance-based annual incentive bonus in an amount equal to a specified percentage of the Executive Officer's base salary. The Executive Agreements provide that the amount of each Executive's base salary and the range of his bonus may be increased but not decreased during his period of employment with the Company.

      The Executive Agreements also provide that each of the Executive Officers shall receive an option to purchase shares of the Company's Common Stock under the Company's Stock Incentive Plans. The exercise price of each option is equal to the closing price of the Company's Common Stock on the day preceding the date the Executive Officer was granted such option. The exercise price of any unexercised option shall be adjusted equitably in the event that the Company makes a partial liquidation distribution to its shareholders. Each of the options becomes exercisable in equal installments on the first five anniversaries following the date of grant, or as otherwise provided in the applicable Stock Incentive Plan. Each of the options expires on the tenth anniversary following the date of grant.

      The Executive Agreement of Mr. Twomey (the "Twomey Agreement") differs from the other Executive Agreements with respect to certain equity-based compensation. Under the Twomey Agreement, the options granted to Mr. Twomey become exercisable if the Company terminates his employment without "cause" (as defined in the Twomey Agreement), if the Company is subject to a "change in control" (as defined in Exhibit A to the Twomey Agreement), or upon his death or disability. The Company has also granted Mr. Twomey restricted shares of its Common Stock under the Stock Incentive Plan. The restricted shares vest 40% on the second anniversary of the date of grant, and the remainder in equal installments on the third, fourth, and fifth anniversaries of the date of grant. The entire award vests if the Company terminates Mr. Twomey's employment without "cause" (as defined in the Twomey Agreement), the Company is subject to a "change in control" (as defined in Exhibit A to the Twomey Agreement), or upon his death or disability. In the event Mr. Twomey's employment terminates for any other reason, he forfeits any options or restricted shares that are not exercisable or vested.

      The Executive Agreements further provide that, in the event the Company terminates the employment of any of the respective Executive Officers for any reason other than cause or disability, such Executive Officer will receive a severance payment in a lump sum amount equal to a specified percentage of the Executive Officer's base salary, plus a specified percentage of the amount of any bonus awarded to the Executive Officer in the year prior to the termination.

      The foregoing descriptions of the Rummell Agreement and the Executive Agreements do not purport to be complete and are qualified in their entirety by reference to such agreements, which have been filed with the SEC as exhibits to the Company's public filings from 1997 to date.

                        LONG TERM INCENTIVE COMPENSATION

      The Company entered into Long Term Incentive Compensation Agreements (the "LTIC Agreement") with Messrs. Twomey and Rhodes on August 21, 2001.

      Under their LTIC Agreements, Messrs. Twomey and Rhodes will be paid $5,000,000 and $2,500,000 respectively in a lump sum (the "Target LTIC Award") subject to the adjustments described in the following paragraphs, upon the first occurrence of any of the following:

      a) he remains continuously employed by the Company until December 31, 2005; or

      b)    he terminates his employment with the Company for Good Reason; or

      c)    he dies; or

      d) he becomes disabled, as defined in the Company's long term disability plan; or

      e) his employment is terminated by the Company for any reason other than Cause; or

      f) the first anniversary of any Change in Control, as defined in the Severance Agreements (see "Severance Agreements" below) provided he is employed by the Company on that first anniversary.

      The Target LTIC Award will be increased by 2% for every 1% that the price of the Company's stock on the date the LTIC Award is payable exceeds a pre-established goal price. Additionally, the LTIC Award will be decreased by 2% for every 1% that the price of the Company's stock on the date the LTIC Award is payable is less than the pre-established goal price. The pre-established goal price is $32.50 per share, which is equal to the closing price of the Company's stock on August 20, 2001 plus increases of $1.00 per share, per year. The adjustment to the Target LTIC Award shall be prorated in the event the LTIC Award becomes payable prior to December 31, 2005. However, the actual payment cannot be more than one-third higher than the Target LTIC Award or less than two-thirds of the Target LTIC Award.

      In the event of Messrs. Twomey's or Rhodes' death prior to any payment, the Target LTIC Award will be payable. The Target LTIC Award is not payable if Messrs. Twomey or Rhodes voluntarily terminates his employment prior to December 31, 2005 for any reason other than Good Reason or Disability.

      The Company has not entered into LTIC Agreements with Mr. Rummell, Mr. Regan or Mr. Ray.

      The foregoing description of the LTIC Agreements does not purport to be complete and is qualified in its entirety by reference to such Agreements, which have been filed with the SEC as Exhibits to the Company's public filings from 1997 to date.

                              SEVERANCE AGREEMENTS

      The Company entered into amended and restated Severance Agreements with Mr. Rummell, Mr. Rhodes, and Mr. Twomey effective August 21, 2001. Such new Severance Agreements are substantially similar to the prior Severance Agreements with each of the Executive Officers, pursuant to which each Executive Officer shall be entitled to severance benefits in the event of a "change in control" of the Company during the term of his employment. "Change in control" is defined in the Severance Agreements to mean the occurrence of any of the following events (except that the Severance Agreements with Mr. Rummell, Mr. Twomey, and Mr. Rhodes specifically exclude from the definition of "change in control" the Company's purchase of Common Stock from the Trust):

      1. The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if 50% or more of the combined voting power, directly or indirectly, of the continuing or surviving entity's securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who are not stockholders of the Company immediately prior to such merger, consolidation or other reorganization;

      2. The sale, transfer, exchange or other disposition of all or substantially all of the Company's assets;

      3. A change in the composition of the Board, as a result of which fewer than two-thirds of the incumbent Directors are Directors who either
            (i) had been Directors of the Company on the date 24 months prior to the date of the event that may constitute a change in control (the "original Directors") or (ii) were elected or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original Directors who were still in office at the time of the election or nomination and the Directors whose election or nomination was previously so approved;

      4.    The liquidation or dissolution of the Company; or

      5. Any transaction as a result of which any person is the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing at least 25% of the total voting power represented by the Company's then outstanding voting securities. For purposes of this paragraph 5, the term "person" shall have the same meaning as when used in sections 13(d) and 14(d) of such Act but shall exclude (i) a Trustee or other fiduciary holding securities under an employee benefit plan of the Company or a parent or subsidiary of the Company, (ii) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Common Stock of the Company; (iii) the Trust and (iv) the Foundation. A transaction shall not constitute a change in control if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transaction.

      Under the terms of the Severance Agreements, if an Executive Officer who has entered into a Severance Agreement (i) resigns for any reason during the last six months of the first year following the date of a change in control,
(ii) resigns for "good reason" (as defined in the Severance Agreements) within the first 36 months following a change in control, or (iii) is terminated by the Company within 36 months following the date of a change in control, then the Company is obligated to provide the Executive Officer with certain payments and benefits. For Mr. Rummell, Mr. Twomey, and Mr. Rhodes, the termination in (iii) above must be for any reason other than "cause" (as defined in the Severance Agreements), death or disability. Such payments and benefits include (a) payment of a lump sum amount equal to the sum of three times the Executive Officer's annual base salary plus three times the Executive Officer's bonus (as described in the Severance Agreement) (for Mr. Rummell, Mr. Twomey and Mr. Rhodes, this cannot be less than annual base salary), (b) payment of a lump sum supplemental pension benefit amount, (c) payment of a pro-rated bonus for the year during which such Executive Officer's employment is terminated, (d) continued participation in the Company's group insurance plans, at the Company's expense, until the expiration of three years following the change in control (or the date of the Executive Officer's death, if earlier), (e) Senior Executive Level Outplacement Services, (f) financial planning benefits for Mr. Rummell, Mr. Twomey and Mr. Rhodes, and (g) "gross-up" payments, if applicable, in the amount necessary to satisfy any excise tax incurred by the Executive Officer, if any, under Section 4999 of the Internal Revenue Code; provided, however, that if payment of such excise tax could be avoided by reducing total payments under the Severance Agreement by $50,000 or less (5% or less for Mr. Rummell, Mr. Rhodes and Mr. Twomey), the total amount of such payments shall be reduced to the level necessary to ensure that no excise tax shall be paid. In addition, under the terms of the Severance Agreements, all stock options previously granted to the Executive Officer shall become fully exercisable upon a change in control, and shall remain exercisable until the earlier of the first anniversary following the change in control or the date such options would have otherwise expired by their terms, and any right of the Company to repurchase shares subject to the Executive Officer's options shall lapse in full.

      The Severance Agreements entered into by the Executive Officers do not supersede the respective Employment Agreements entered into by such Executive Officers, except to the extent that severance pay and benefits provided under the Severance Agreements are greater than under the applicable Employment Agreement. Likewise, the Severance Agreements do not supersede any Stock Option Agreements entered into by such Executive Officers, except to the extent that the applicable Severance Agreement provides for earlier exercise or a longer post-termination exercise period than under such Stock Option Agreement.

      The foregoing description of the Severance Agreements does not purport to be complete and is qualified in its entirety by reference to such agreements, which have been filed with the SEC as exhibits to the Company's public filings from 1997 to date.

                          COMPENSATION COMMITTEE REPORT

      The Compensation Committee is responsible for reviewing and approving the compensation policies and programs for the Company's Executive Officers, including the officers named in the Summary Compensation Table. The Compensation Committee consists of members of the Board of Directors who are all independent non-employee Directors and have no interlocking relationships as defined by the Securities and Exchange Commission. This report covers the actions of the Compensation Committee regarding the compensation of the Executive Officers for 2001 and prospectively for 2002.

COMPENSATION PHILOSOPHY

      The main tenets of the Company's compensation philosophy are to provide:

      (1) base salaries at the median of comparable companies that generate value from the management of substantial assets;

      (2) for a competitive annual incentive based on company and individual performance; and

      (3) stock options in order to align the interests of the Executive Officers and Shareholders.

2001 ANNUAL INCENTIVE COMPENSATION PLAN

      In February 2002, the Compensation Committee advised the Board that the Committee had adopted a formal evaluation process to calculate annual incentives for 2001. The 2001 Annual Incentive Plan (the "2001 Plan") is split between quantitative financial measures and qualitative strategic measures. The Committee considers corporate and individual performance goals together with trends in appropriate peer group companies in awarding annual incentives. Quantitative goals consist primarily of corporate earnings and qualitative goals consist primarily of an assessment of the Executive Officer's role in implementing the Company's strategic plan. The Committee evaluated the performance of all eligible employees utilizing these criteria to determine the amount of annual incentives payable in 2001. Payments to Executive Officers under the 2001 Plan ranged from approximately 73% to 159% of base salary.

CEO COMPENSATION

      Mr. Rummell was appointed Chairman and CEO of the Company in January 1997. The Compensation Committee applied the compensation philosophy described above to determine Mr. Rummell's compensation. Based upon these criteria the Committee recommended, and the Board approved, a 3.5% increase in annual base salary from $715,800 to $740,853, effective March 1, 2002. Based on the Committee's assessment of Mr. Rummell's performance as measured against quantitative and qualitative goals, the Committee recommended, and the Board approved, the payment of an annual incentive to Mr. Rummell under the 2001 Plan of $1,140,000 for the year ended December 31, 2001.

      Mr. Rummell has been granted stock options and restricted stock as described in this Proxy Statement.

DEDUCTIBILITY OF COMPENSATION

      Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1,000,000 paid to the CEO and the four most highly compensated Executive Officers. Certain performance-based compensation is specifically exempt from the deduction limit.

      The Compensation Committee intends to award cash compensation under the Company's Annual Incentive Plans and grant stock options under the Company's Stock Incentive Plans to the CEO and Executive Officers based upon the attainment of pre-established individual and corporate performance goals.

      The Compensation Committee may award compensation which may not qualify for exemption from the deduction limit under Section 162(m) when the Committee, in its discretion, determines such awards are necessary for competitive business purposes, such as retaining and attracting employees.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The members of the Committee during the preceding year were John J. Quindlen, Chairman, John S. Lord, Herbert H. Peyton and John D. Uible. No member of the Compensation Committee is or ever was an officer or employee of the Company. No member of the Committee is or was during 2001 an executive officer of another company whose board has a comparable committee on which one of the Company's Executive Officers serves.

                                        Submitted by the Compensation Committee.


                                        John J. Quindlen, Chairman
                                        John S. Lord
                                        Herbert H. Peyton
                                        John D. Uible

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
                        DIRECTORS AND EXECUTIVE OFFICERS

      The following table shows the number of shares of Common Stock beneficially owned as of April 5, 2002 by: (i) persons known by the Company to be the beneficial owners of more than 5% of its outstanding Common Stock; (ii) each Nominee for Director; (iii) the Executive Officers; and (iv) all Directors and Executive Officers as a group.

                                        AMOUNT AND NATURE OF
NAME AND ADDRESS                        BENEFICIAL OWNERSHIP  PERCENT OF CLASS(1)
----------------                        --------------------  -------------------
Alfred I. duPont Testamentary Trust ..     46,674,300(2)               58.1
 1650 Prudential Drive, Suite 300
 Jacksonville, Florida 32207

Michael L. Ainslie ...................         18,133(3)                  *

Hugh M. Durden .......................     46,675,633(4)               58.1

John S. Lord .........................     46,677,582(5)               58.1

Herbert H. Peyton ....................     46,677,582(6)               58.1

Jerry M. Ray .........................         79,592(7)                  *

Michael N. Regan .....................          6,014(8)                  *

Walter L. Revell .....................          9,133(9)                  *

Robert M. Rhodes .....................         66,661(10)                 *

Peter S. Rummell .....................      3,099,710(11)               3.9

Frank S. Shaw, Jr.  ..................         22,133(12)                 *

Winfred L. Thornton ..................     46,685,904(13)              58.1

Kevin M. Twomey ......................        402,610(14)                 *

John D. Uible ........................         23,403(15)
                                           ==========
Total Directors and Executive Officers     50,489,713(16)              62.8

----------
(1)   All percentages are rounded to the nearest tenth of one percent.

(2) As of April 5, 2002, the Trust directly and beneficially owned 44,592,192 shares of the Common Stock and the Foundation directly and beneficially owned 2,082,108 shares of the Common Stock. The Trustees of the Trust are Hugh M. Durden, John S. Lord, Herbert H. Peyton, John F. Porter, William
      T. Thompson and Winfred L. Thornton. The Trustees constitute the entire Board of Directors of the Foundation. The Trustees, by virtue of their status as Trustees of the Trust and Directors of the Foundation, have the power to vote or direct the vote and the power to dispose or direct the disposition of the shares of Common Stock owned by the Trust and the Foundation. In addition, Mr. Thompson has the sole power to vote and to dispose of 1,500 shares of Common Stock and share voting and dispositive power over 135,000 shares of Common Stock.

(3) Includes 8,133 of Mr. Ainslie's 15,688 options which are vested or will vest within 60 days following the date of this Proxy Statement.

(4) Includes 47,746,992 shares of the Common Stock owned by the Trust and 2,082,108 shares of the Common Stock owned by the Foundation, and 1,333 of Mr. Durden's 4,000 options which are vested or will be vested within 60 days following the date of this Proxy Statement.

(5) Includes 44,592,192 shares of the Common Stock owned by the Trust and 2,082,108 shares of the Common Stock owned by the Foundation and 3,282 of Mr. Lord's 9,849 options which are vested or will vest within 60 days following the date of this Proxy Statement.

(6) Includes 44,592,192 shares of the Common Stock owned by the Trust and 2,082,108 shares of the Common Stock owned by the Foundation and 3,282 of Mr. Peyton's 9,849 options which are vested or will vest within 60 days following the date of this Proxy Statement.

(7) Includes 78,166 of Mr. Ray's 121,778 options which are vested or will vest within 60 days following the date of this Proxy Statement and 688 shares held in the Company's 401(k) Plan.

(8) Includes 4,451 of Mr. Regan's 39,289 options which are vested or will vest within 60 days following the date of this Proxy Statement and 831 shares held in the 401(k) Plan.

(9) Includes 8,133 of Mr. Revell's 15,688 options which are vested or will vest within 60 days following the date of this Proxy Statement.

(10) Includes 64,890 of Mr. Rhodes' 223,645 options which are vested or will vest within 60 days following the date of this Proxy Statement and 564 shares held in JOEshare.

(11) Includes 2,958,904 of Mr. Rummell's 2,958,904 options which are vested or will vest within 60 days following the date of this Proxy Statement.

(12) Includes 8,133 of Mr. Shaw's 15,688 options which are vested or will vest within 60 days following the date of this Proxy Statement.

(13) Includes 44,592,192 shares of the Common Stock owned by the Trust and 2,082,108 shares of the Common Stock owned by the Foundation and 3,471 shares of the Common Stock owned by Mr. Thornton and 8,133 of Mr. Thornton's 15,688 options which are vested or will vest within 60 days following the date of this Proxy Statement.

(14) Includes 14,569 shares of Mr. Twomey's 72,846 shares of restricted stock which are vested or will vest within 60 days following the date of this Proxy Statement, 382,422 of Mr. Twomey's 853,629 options which are vested or will vest within 60 days following the date of this Proxy Statement and 1,021 shares held in the JOEshare.

(15) Includes 8,133 of Mr. Uible's 15,688 options which are vested or will vest within 60 days following the date of this Proxy Statement.

(16)  Includes 68,523 shares of Common Stock held in the Company's 401(k) Plan.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's Directors, Executive Officers and beneficial owners of more than 10% of the Company's Common Stock to file reports with the Securities and Exchange Commission and the New York Stock Exchange reporting ownership of and transactions in Common Stock and to furnish copies of the reports to the Company.

      The Company has policies and procedures in place to assist its Directors and Executive Officers in complying with the filing requirements of Section 16(a).

      Based solely on a review of the reports and related information furnished to the Company during and with respect to 2001, the Company believes all filing requirements were complied with in a timely manner during and with respect to 2001, except due to a clerical oversight Mr. Rummell had one late report of one transaction and Mr. Twomey had one late report of four transactions.

                                PERFORMANCE GRAPH

      The following performance graph compares the Company's cumulative shareholder returns for the period March 1, 1997 through March 1, 2002, assuming $100 invested on March 1, 1997, in the Company's Common Stock, in the Russell 1000 Index and in the Wilshire Real Estate Securities Index. The total return assumes dividends are reinvested. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                              [PERFORMANCE GRAPH]

                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

                        3/97    3/98    3/99    3/00    3/01    3/02
                        ----    ----    ----    ----    ----    ----
The St. Joe Company      100     137      98     118     137     180
Russell 1000 Index       100     146     168     200     153     153
Wilshire Real Estate     100     111      83      80      94     107

Source: Bloomberg

                              CERTAIN TRANSACTIONS

      Hugh M. Durden, John S. Lord, Herbert H. Peyton, and Winfred L. Thornton are Trustees of the Trust and also serve as Directors of the Foundation and the Company.

      John S. Lord is a consultant to the law firm of Foley & Lardner. The firm provides legal services to the Company in the ordinary course of business and in accordance with the Company's established policies for the retention of outside counsel.

                                 PROPOSAL NO. 2
                    APPROVAL OF THE 2001 STOCK INCENTIVE PLAN

      VOTE REQUIRED. An affirmative vote of the majority of the votes cast at the Annual Meeting is required to approve the 2001 Stock Incentive Plan.

      HISTORY OF THE PLAN. The Company's 2001 Stock Incentive Plan was adopted by the Board of Directors on August 21, 2001. It became effective on August 21, 2001, subject to the approval of the shareholders. The Board of Directors may amend or terminate the 2001 Incentive Plan at any time and for any reason. Amendments require the approval of the Company's shareholders to the extent provided by applicable laws, regulations or rules. The key provisions of the 2001 Stock Incentive Plan are summarized below. This summary, however, is not intended to be a complete description of all terms of the 2001 Stock Incentive Plan. A copy of the Plan text will be furnished to any shareholder upon request. Such a request should be directed to Robert M. Rhodes, Secretary, The St. Joe Company, 1650 Prudential Drive, Suite 400, Jacksonville, Florida 32207.

      ADMINISTRATION AND ELIGIBILITY. The 2001 Stock Incentive Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee also selects the individuals who receive awards, determines the size of any award and establishes any vesting or other conditions. Employees and non-employee directors of the Company are eligible to participate in the 2001 Stock Incentive Plan, although incentive stock options may be granted only to employees.

      FORM OF AWARDS. The 2001 Stock Incentive Plan provides for awards in the form of restricted shares, stock appreciation rights or options. Each award must be evidenced by an agreement between the recipient and the Company. No payment is required upon receipt of an award, except that a recipient of newly issued restricted shares may be required to pay the par value of such restricted shares to the Company.

      OPTIONS. Options may include non-statutory stock options ("NSOs") as well as incentive stock options ("ISOs") intended to qualify for special tax treatment. The term of an option cannot exceed 10 years, and the exercise price must generally be equal to or greater than the closing price of the Common Stock on the trading day prior to the date of grant. As of April 5, 2002, the closing price of the Company's Common Stock on the New York Stock Exchange Composite Transactions Report was $29.99 per share. The exercise price of an option may be paid in any lawful form permitted by the Compensation Committee, including (without limitation) a full-recourse promissory note or the surrender of shares of Common Stock or restricted shares already owned by the optionee. The Compensation Committee may likewise permit optionees to satisfy their withholding tax obligation upon exercise of an NSO by surrendering a portion of their option shares to the Company. The 2001 Stock Incentive Plan allows the optionee to pay the exercise price of an option by giving "exercise/sale" or "exercise/pledge" directions. If exercise/sale directions are given, the exercised option shares are delivered to a securities broker or other lender approved by the Company. The broker or other lender sells the shares and delivers the sale proceeds to the Company to the extent necessary to pay the exercise price and any withholding taxes. Any excess sale proceeds are paid to the optionee. If the sale proceeds are insufficient to cover the exercise price and withholding taxes, the optionee is required to pay the deficiency to the Company at the time of exercise. The Committee may at any time offer to buy out an outstanding option for cash or give an optionee the right to surrender his or her option for cash or new options.

      STOCK APPRECIATION RIGHTS. A Stock Appreciation Right entitles the Recipient, upon exercise, to receive in cash an amount equal to the difference between the Fair Market Value of a share of Common Stock on the date of grant ("Base Value") and the Fair Market Value of a share of Common Stock on the date the Stock Appreciation Right is exercised. The Stock Appreciation Rights Agreement shall also specify the term of the Stock Appreciation Right; provided that the term of a Stock Appreciation Right shall in no event exceed 10 years from the date of grant. The Compensation Committee may at any time, at such terms and conditions as it determines, buy out a Stock Appreciation Right for a payment in shares of Common Stock (which may or may not include Restricted Shares), Stock Options and cash for any fractional shares of Common Stock. The value of such combination of shares of Common Stock, Stock Options, and cash may not exceed the difference between Base Value and Fair Market Value of a share of Common Stock on the date of such buy out. The Committee may, at its discretion, use Options with an Exercise Price below Fair Market Value on date of grant to buy out Stock Appreciation Rights. If Options are used to buy out Stock Appreciation Rights, the Exercise Price of these Options will not be lower than the Exercise Price of the Stock Appreciation Rights that are being bought out.

      VESTING CONDITIONS. As noted above, the Compensation Committee determines the number of restricted shares, stock appreciation rights or options to be included in each award, as well as the vesting and other conditions. The vesting conditions are set forth in the award agreement and may be based on the length of the recipient's service, his or her individual performance, the Company's performance or other appropriate criteria. An award agreement may provide for accelerated vesting in the event of the recipient's death, disability or retirement or in the event of a change in control with respect to the Company. For purposes of the 2001 Stock Incentive Plan, the term "change in control" means generally that (i) any person or group, other than the Trust and the Foundation acquires 25% or more of the outstanding voting stock of the Company and the Trust and the Foundation no longer own more shares of voting stock than such person or group, (ii) the Company is a party to a merger or similar transaction as a result of which the Company's shareholders own 50% or less of the surviving entity's voting securities, or (iii) shareholders other than the Trust and the Foundation cause a change of 50% or more in the composition of the Company's outstanding voting stock in a contested election; but in any event no change in control occurs if the Trust and Foundation own more than 50% of the Company's outstanding voting stock.

      MODIFICATION OF AWARDS. The Compensation Committee is authorized, within the provisions of the 2001 Stock Incentive Plan, to amend the terms of outstanding restricted shares, to modify or extend outstanding options, to exchange new options for outstanding options, including outstanding options with a higher exercise price than the new options, or to convert outstanding Stock Appreciation Rights to options.

      GRANTS TO NON-EMPLOYEE DIRECTORS. Members of the Company's Board of Directors who are not employees of the Company may receive option grants under the 2001 Stock Incentive Plan. The exercise price of all options that may be granted to non-employee directors is equal to the market value of Common Stock on the date of grant.

      NUMBER OF RESERVED SHARES. The total amount of restricted shares, stock appreciation rights and options available for grant under the 2001 Stock Incentive Plan is three million (3,000,000) (subject to anti-dilution adjustments). If any restricted shares, Stock Appreciation Rights or options are forfeited, or if options terminate for any other reason prior to exercise, then they again become available for awards. No individual may receive Stock Appreciation Rights covering more than 500,000 shares, or options covering more than 500,000 shares (750,000 in the first year of employment), in any calendar year (subject to anti-dilution adjustments). Awards under the 2001 Stock Incentive Plan are discretionary. Therefore, it is not possible to determine the benefits that will be received in the future by participants in the 2001 Stock Incentive Plan or the benefits that would have been received by such participants if the 2001 Stock Incentive Plan had been in effect in 2001. To date 475,000 NSO's have been approved by the Board of Directors for issuance in August 2002 under the 2001 Stock Incentive Plan subject to the shareholders' approval of the Plan.

      FEDERAL INCOME TAX CONSEQUENCES OF OPTIONS. Neither the optionee nor the Company incurs any federal tax consequences as a result of the grant of an option. The optionee has no taxable income upon exercising an ISO (except that the alternative minimum tax may apply), and the Company receives no deduction when an ISO is exercised. Upon exercising an NSO, the optionee generally must recognize ordinary income equal to the "spread" between the exercise price and fair market value of Common Stock on the date of exercise; the Company ordinarily will be entitled to a deduction for the same amount. In the case of an employee, the option spread at the time an NSO is exercised is subject to income tax withholding, but the optionee generally may elect to satisfy the withholding tax obligation by having shares of Common Stock withheld from those purchased under the NSO. The tax treatment of a disposition of option shares acquired under the 2001 Stock Incentive Plan depends on how long the shares have been held and on whether such shares were acquired by exercising an ISO or by exercising a NSO. The Company is not entitled to a deduction in connection with a disposition of option shares, except in the case of a disposition of shares acquired under an ISO before the applicable ISO holding periods have been satisfied.

      The Board recommends the shareholders vote FOR the approval of the 2001 Stock Incentive Plan.

                                 PROPOSAL NO. 3
                      RATIFICATION OF INDEPENDENT AUDITORS

      The Board, upon the recommendation of the Audit Committee, has appointed the firm of KPMG LLP to audit the consolidated financial statements for the Company for the 2002 fiscal year.

      VOTE REQUIRED. An affirmative vote of the majority of the votes cast at the Annual Meeting is required to ratify the appointment of KPMG LLP.

      GENERAL INFORMATION ABOUT KPMG. KPMG LLP has been the Company's independent accountants since 1990. It is expected that a representative of KPMG LLP will be present at the Annual Meeting to answer shareholders' questions and will be given an opportunity to make a statement.

      AUDIT FEES. The aggregate fees billed by KPMG LLP for professional services rendered for the audit of the Company's annual financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and for the review of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year were $390,250.

      FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. The Company did not pay any fee to KPMG LLP for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2001.

      ALL OTHER FEES. The aggregate fees billed by KPMG LLP for services rendered to the Company, other than the services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees", for the fiscal year ended December 31, 2001 were:

1.   Subsidiary audits, not allocated to the audit of the
       Consolidated Financial Statements ...........................  $   90,500

2.   Extended Audit Services .......................................  $   75,900

3.   Audit of Employee Benefit Plans ...............................  $   58,500

4.   Employee Benefit Tax Services .................................  $   14,650

5.   Tax Services related to Business Organizations ................  $   68,500

6.   Tax Compliance Services .......................................  $  246,975
                                                                      ----------
     Total .........................................................  $1,171,525

      The Board recommends the shareholders vote FOR ratification of KPMG LLP as the Company's independent accounts for the 2002 fiscal year.

                             AUDIT COMMITTEE REPORT

      The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company's financial reporting process. The Board of Directors, in its business judgment, has determined that all members of the Committee, except Winfred L. Thornton, are "independent" as required by applicable listing standards of the New York Stock Exchange. The Board of Directors has determined, in its business judgment, that the appointment of Winfred L. Thornton as a member of the Audit Committee is in the best interest of the Company because he possesses unique, in-depth knowledge of and experience with many of the Company's internal operations and financial reporting policies.

      The Committee operates pursuant to a Charter that was last amended by the Board on February 20, 2001 and was attached as an Exhibit to the Company's 2001 Proxy Statement. As set forth in the Charter, management of the Company is responsible for the preparation, presentation and integrity of the Company's financial statements, the Company's accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent accountants are responsible for auditing the Company's financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

      In the performance of its oversight function, the Committee has considered and discussed the audited financial statements with management and the independent auditors. The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees", as currently in effect. The Committee has received the written disclosures and the letter from the independent auditors required by Independence Standard Board No. 1, "Independence Discussions with Audit Committees, as currently in effect. Finally, the Committee has received written confirmation from management with respect to non-audit services provided by the auditors, has considered whether the provision of non-audit services by the independent auditors to the Company is compatible with maintaining the auditor's independence and has discussed with the auditors the auditor's independence.

      The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including auditor independence. Members of the Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent accountants.

      Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Charter, the Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, filed with the SEC.

                                        Submitted by the Audit Committee.


                                        Walter L. Revell, Chairman
                                        Frank S. Shaw, Jr.
                                        Winfred L. Thornton

                              SHAREHOLDER PROPOSALS

      Shareholders may submit proposals on matters appropriate for shareholder action. These proposals must be made in accordance with the rules of the Securities Exchange Commission and with the Company's Bylaws. A proposal for the 2003 Annual Meeting of Shareholders must be received by the Secretary of the Company at the address shown on the first page of this Proxy Statement as follows:

      1. Pursuant to the Company's Bylaws, the proposal must be received no sooner than November 13, 2002 and no later than December 13, 2002 to be eligible to be presented from the floor for vote at the meeting (but not included in the Company's 2003 Proxy Statement; or

      2. Pursuant to the rules of the Securities Exchange Commission, the proposal must be received by December 13, 2002 to be eligible for inclusion in the Company's 2003 Proxy Statement.

                                  OTHER MATTERS

      The Board of Directors does not know of any other business to be presented at the Annual Meeting; however, if any other matters come before the Annual Meeting, it is the intention of the persons named in the accompanying Proxy Card to vote pursuant to the proxy in accordance with their judgment in such matters.

                                        BY ORDER OF THE BOARD OF DIRECTORS,


                                        Robert M. Rhodes
                                        EXECUTIVE VICE PRESIDENT AND
                                        GENERAL COUNSEL

April 26, 2002.

                               THE ST. JOE COMPANY

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 21, 2002

      The undersigned having received Notice of Annual Meeting and Proxy Statement dated April 26, 2001, appoints Peter S. Rummell as Proxy with full power of substitution to represent the undersigned and to vote all shares of common stock of The St. Joe Company, which the undersigned is entitled to vote at the Annual Meeting of Shareholders, to be held on Tuesday, May 21, 2001, at 10:00 a.m. Eastern Daylight Savings Time, at the Radisson Riverwalk Hotel, 1515 Prudential Drive, Jacksonville, Florida, or at any continuance thereof, with discretionary authority as provided in the Proxy Statement.

      Please mark your vote as indicated in the example. |X|

      THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, IT WILL BE VOTED "FOR" THE PROPOSALS SET FORTH ON THIS CARD. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSALS:

--------------------------------------------------------------------------------

1.    ELECTION OF DIRECTORS

     Nominees: Michael L. Ainslie, Hugh M. Durden, John S. Lord,
               Herbert H. Peyton, Walter L. Revell, Peter S. Rummell, Frank S. Shaw, Jr., Winfred L. Thornton, John D. Uible

               |_| FOR   |_| WITHHELD   |_| FOR, EXCEPT VOTE WITHHELD FROM THE
                                            FOLLOWING NOMINEES

                                            ------------------------------------

                            V FOLD AND DETACH HERE V

(CONTINUED FROM OTHER SIDE)

2.    APPROVAL OF 2001 STOCK INCENTIVE PLAN

      |_| FOR   |_| AGAINST   |_| ABSTAIN

3.    RATIFICATION OF INDEPENDENT ACCOUNTANTS

      |_| FOR   |_| AGAINST   |_| ABSTAIN


                                        X ______________________________________


                                        X ______________________________________


                                        Date ___________________________________

                                        Please sign exactly as your name
                                        appears on shares. Joint owners should
                                        each sign. When signing as a fiduciary
                                        or for an estate, trust, corporation,
                                        or partnership, your title or capacity
                                        should be stated.